Exhibit (a)(1)(P)

Form of E-mail Update to Employees Regarding Offer to Exchange

Subject: Important Update — Option Exchange Program

Date: [            ]

The purpose of this communication is to inform you that CombinatoRx has decided to extend the deadline for tendering stock options or withdrawing tendered stock options in its Option Exchange Program from [            ], Eastern Time, on [            ] to [            ], Eastern Time, on [            ]. As disclosed today in the attached document filed with the Securities and Exchange Commission (the “SEC”), CombinatoRx’s annual meeting has been adjourned until [            ], Eastern Time, on [            ], at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109. We have extended the Option Exchange Program to align its expiration with the closing of the proposed merger between CombinatoRx and Neuromed Pharmaceuticals Inc., currently scheduled for [            ], as consummation of the Option Exchange Program is conditioned upon, among other things, the closing of the Neuromed merger.

Through [            ], Eastern Time, on [            ], of the 1,760,574 total stock options covered by the Option Exchange Program, options to purchase [            ] shares of our common stock, or approximately [            ]% of the stock options covered by the Option Exchange Program, had been deposited for exchange in the program. An amendment to the Tender Offer Statement on Schedule TO incorporating this change has been filed with the SEC today along with any related and/or amended exhibits, a copy of which is attached to this e-mail. These written materials can also be accessed or obtained, free of charge, from the SEC’s website, www.sec.gov, on our website at www.combinatorx.com on the investors relations page under the “Financial Highlights” heading, or by contacting Jason Cole at 245 First Street, Third Floor, Cambridge, MA 02142, telephone 617-301-7000. As a reminder, the Offer to Exchange Certain Outstanding Stock Options for New Stock Options document detailing the Option Exchange Program is available on the CombinatoRx intranet under “Stock Options.”

If you have any questions regarding this communication or the Option Exchange Program, please contact Jason Cole at jcole@combinatorx.com.